Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

The following are the direct and indirect subsidiaries of Carvana Co. as of December 31, 2018:

Subsidiary	Jurisdiction of Organization
Carvana Co. Sub LLC	Delaware
Carvana Group, LLC	Delaware
Carvana, LLC	Arizona
Carvana Shipping and Delivery, LLC	Arizona
Car360, Inc.	Delaware
Carvana Auto Receivables, LLC	Delaware
Carvana Auto Receivables 2016-1, LLC	Delaware
WavyRE, LLC	Delaware
Carvana Insurance Services, LLC	Arizona
Carvana Auto Receivables Depositor, LLC	Delaware